Exhibit 10.1

Agreement No.: W-DDCX-P-DMP-OTHER_P -201903250005

CONSULTING SERVICE AGREEMENT

This Consulting Service Agreement (hereinafter referred to as the “Agreement”) is made and entered into in the agreed upon form by and between the following parties in Haidian District, Beijing. This Agreement may be executed in electronic form through the DMP System Contracting Platform (hereinafter referred to as the “Contracting Platform”). The Agreement executed online in electronic form shall become effective on the date upon completion of the execution on the Contracting Platform by both Parties (hereinafter referred to as the “Effective Date”). Given the particularity of electronic agreement, if both Parties change the relevant information of the Agreement, the latest version of the Agreement shall prevail (The terms and conditions before such change shall terminate on the date of execution, and those after such change shall come into effect the day after the execution date).

Party A: Didi Chuxing Technology Co., Ltd.

Legal Representative: Ting Chen

Party B: Sichuan Jinkailong Automobile Leasing Co., Ltd.

Legal Representative: Xiaoliang Chen

Party A and Party B shall be individually referred to as a “Party” and collectively as the “Parties”.

Whereas

1. Party A is a company providing online Ride-hailing Services, and desires to assist the Driver User (hereinafter referred to as “Driver User”) registered in the Platform in the understanding of the Ride-hailing policies and Ride-hailing Services to improve their market competitiveness;

2. Party B is a company which has the qualifications and power to provide Party A's Driver User with business support, consulting, training and other services as a consulting company, and it acknowledges and undertakes to implement the Platform Rules made by Party A;

3. The Parties wish to clarify the matters relating to the cooperation through this Agreement, such as consulting services provided by Party B for the Driver User and the standards of such services.

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NOW, THEREFORE, the Parties hereto agree as follows:

1.	Definitions

Unless otherwise stated, the following terms used in this Agreement shall have the following meanings:

1.1	“Platform” refers to Xinghai Platform, the third-party e-commerce Platform operated by Party A.

1.2	“Platform Rules” refers to the Xinghai Platform Rules, this Agreement and all appendixes hereto, and other normative documents in connection with the Platform of which Party A notifies Party B via e-mail or in other forms, and the normative documents published by Party A on the Platform.

1.3	“Didi” refers to Party A, Party A's Affiliates and the respective software and Platforms owned by them.

1.4	“Ride-hailing Vehicles” refers to the online car-hailing vehicles.

1.5	“Ride-hailing Service” refers to the online non-peripatetic car hailing service provided by certain entities through the service platforms based on Internet technology using qualified vehicles and Driver Users, which integrates supply and demand information.

1.6	“Affiliates” refers to companies that have an affiliated relationship with each other, including, but not limited to, the companies, firms, corporations or other organizations of such nature established, participated in the establishment, operated, controlled by shareholders, legal representative, actual controllers or directors, supervisors, etc. and their immediate family members, collateral relatives within three generations, close relatives, etc.

1.7	“Senior Management” refers to the officers defined in the Company Law of the People's Republic of China and the chief executive officer, chief financial officer, supervisors, etc. in a company.

1.8	“Laws” refer to the laws, administrative regulations, local laws and regulations, autonomous regulations and separate regulations promulgated by the competent authorities, rules and regulations of the Ministries and Commissions of the State Council and local governments, judicial interpretations, normative documents, etc. in China.

1.9	“Unqualified Invoice” refers to i) any false, cancelled and other invalid invoices; ii) any invoice that the issuance or provision of which is in violation of Laws; iii) any invoice issued with incorrect type; iv) any invoice issued with tax rate inconsistent with the provisions of relevant agreements; v) any invoice with inaccurate information; or vi) any invoice which may not be verified due to delayed delivery, incorrect issuance by Party B.

1.10	“Period of Cooperation” refers to the term of validity of this Agreement.

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1.11	“Confidential Information” refers to any oral or written materials and information exchanged between the Parties in respect of this Agreement, including, but not limited to, the following:

1.11.1	The content of this Agreement and its supplemental agreement(s);

1.11.2	The business (including, but not limited to, the business decisions, management methods, operating strategies, incentive strategies, promotional information) , operating, financial, technical, product, service information of any party obtained or received by the other party during the performance of this Agreement or during the term of this Agreement;

1.11.3	The other party's user profiles, information, etc.;

1.11.4	The processes and results of settlement of any dispute arising from this Agreement

1.12	“Intellectual Property Rights” refers to: (a) patents and patent applications; (b) trademarks, service marks, trade names, trade dress and domain names, and goodwill exclusively attached thereto; (c) copyrights, including the copyrights of computer software and the copyrights of the database; (d) secrets and proprietary information, including trade secrets and technical secrets; and (e) any rights similar to subparagraphs (a)-(d) provided in any law, whether or not any one of the foregoing has been applied for registration or registered.

1.13	“Personal Injury Compensation” refers to the compensation provided in the Interpretation of the Supreme People's Court on Several Issues Concerning the Application of Law in the Trial of Cases on Personal Injury Compensation.

2.	The Cooperation

During the Period of Cooperation, Party B will display its information and available services to the Driver User through the Platform provided by Party A, establish the consulting service relationship with Driver User by contracting with them through the Platform, provide high-quality consulting services to Driver User, and assist the Driver User in the improvement of their market competitiveness.

3.	Rights and Obligations

3.1	Party A's rights and obligations:

3.1.1	Party A shall maintain and operate the Platform through the existing technology to ensure the normal operation of the Platform, and to enable Party B to successfully enter into agreements with Driver User by using the Platform, thus establishing the consulting service relationship.

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3.1.2	Party A shall reply to problems encountered by Party B during the registration in and use of the Platform in a timely manner.

3.1.3	In case the consulting services provided by Party B to Driver User conform to the provisions of Appendix I Driver User Service Company Incentive & Punitive Rules and other incentive Platform Rules, Party A shall pay Party B service fees. Party A is entitled to adjust the basis of calculation of incentives set out in Appendix I Driver User Service Company Incentive & Punitive Rules periodically; provided that Party B is notified by Party A in writing via push notifications of the Platform or mail 10 days prior to the adjustment. In case Party B disagrees to such adjusted basis of calculation, Party B shall submit a written application to Party A within 10 days from the date of receipt of the notice to apply for termination of this Agreement. If Party B fails to apply for the termination of this Agreement within such 10-day period or continues to log in and use the Platform, it shall be deemed to agree to the revised basis of calculation.

3.1.4	Party A is entitled to inspect any information and materials submitted by Party B and the information generated by the use of the Platform from time to time. In case any problem or question is discovered in the aforesaid information or materials, Party A is entitled to take the following measures:

3.1.4.1	To request Party B to submit more information or documentary evidence;

3.1.4.2	To request Party B to correct such problem;

3.1.4.3	To close temporarily some functions of the User ID of the Platform and to take other measures that Party A considers necessary.

3.1.5	Party A is entitled to inspect the information released by Party B on the Platform. In case the information released by Party B contains the following information, Party A may, without notifying Party B, take restrictive measures such as deleting such information:

3.1.5.	1 Information that is irrelevant to the driver service or not for the purpose of the driver service;

3.1.5.2	False information that is misleading or exaggerates the facts or is inconsistent with the facts;

3.1.5.3	Information of malicious competition or other information that may disrupt the normal transaction order of the Platform;

3.1.5.4	Information that violates the Laws or the public interests or may harm the legitimate interests of the Platform and/or other third parties.

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3.1.6	To guarantee the service quality of Party B to the Driver User, Party A shall be entitled to inspect Party B's service mode (including, without limitation, the service providers as well as their service organization structure) and boost Party B's service capability by helping Party B optimize the service mode.

3.2	Party B's rights and obligations:

3.2.1	Party B is entitled to use the Platform to publish its own information and introduce available services, in compliance with this Agreement and the Platform Rules and prior approval by Party A.

3.2.2

Party B shall actively cooperate with Party A's operating strategies and fulfill corresponding business objectives as required by Party A. In case the consulting services provided by Party B to Driver User conform to the provisions of the Incentive Rules and other Platform Rules, Party B is entitled to gain the service fees. When Party B's service is up to the service standard, Party B may receive the corresponding service fee every month, and Party A shall pay the service fee to Party B within the specified time.

3.2.3	Party A shall be entitled to publish the rules on the Platform from time to time, and Party B shall be entitled to participate in communication for specific purposes (face-to-face or teleconference), public solicitation, talkfest, teach-ins and other activities organized by Party A and fully participate in the formulation of the rules at any time from working out the draft rules to making official announcement.

3.2.4	For routine communication organized by Party A, such as talkfests and seminars, Party B may contribute ideas and feedback opinions for rule-making and ecological decision-making.

3.2.5	The operating personnel of Party B's company may participate in online learning and on-site training organized by the Platform or regional organizations so as to boost the operating efficiency and eliminate blind spots in the operation.

3.2.6	Party B may receive Party A's product support and simplify Party B's management difficulty through Party A's management system.

3.2.7

Party B shall guarantee the authenticity, legality, completeness, accuracy and validity of any materials and information provided by it to Party A, and guarantee that such materials and information are in compliance with this Agreement and the Platform Rules during the Period of Cooperation; and shall guarantee the validity and security of the email address, telephone number, address, postal code, etc., provided by it to Party A, and the successful contact by Party A or the Driver User with Party B through the aforementioned contact information. In case such materials or information or contact information is changed or invalid, Party B shall notify Party A of the changed information or the invalidity at least 3 working days in advance.

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3.2.8	Party B shall undertake and complete the operation objectives released by Party A. The content of objective management includes, without limitation, the management of the transport capacity contribution of the Driver User, the management of the service contribution of the Driver User, the management of the safety of the Driver User, the management of the satisfaction and retention of the Driver User and other objective management released by Party A.

3.2.9	In the event of any complaint from any passenger, or any traffic accident, or the receipt by Party A of any complaint or report for Party B's violation of this Agreement or the Platform Rules during the provision of online Ride-hailing Services on the Didi Chuxing Platform by any Driver User served by Party B, Party B shall use its best efforts to cooperate with Party A in the investigation and evidence collection and assist Party A in handling related matters.

3.2.10	Party B shall establish consulting service relationships with Driver User through the Platform, and enter into agreements with Driver User by using the Consulting Service Agreement template provided by Party A, and exercise respective rights and fulfill respective obligations in accordance with such agreements.

3.2.11	Party B shall provide Party A with one copy of the original of the Consulting Service Agreement executed by Party B and the Driver User as required by Party A, and shall upload the scanned copy of such agreement to 1 Platform within 1 working day upon execution of such agreement.

3.2.12	Party B undertakes to provide Driver User free of charge with the following consulting services, which shall comply with the requirements of the Platform Rules:

3.2.12.1	Assisting Driver User to understand the local laws and regulations on online Ride-hailing and help the Driver User to judge whether they comply with relevant laws and regulations, so as to avoid the losses caused by any violation of the law;

3.2.12.2	Assisting the Driver User in completion of the registration and supplement of their information on the Platform and the Didi Chuxing Platform, and ensuring the authenticity of the information entered;

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3.2.12.3

Providing Driver User with relevant training services (including, but not limited to, trainings and education of Platform Rules, Didi Chuxing Platform Rules, Laws, ethics, service standards, safe operation);

3.2.12.3.1 Party B shall establish a perfect safety management system for the Driver User, which shall be equipped with full-time safety management personnel. The safety work meeting shall be held once every quarter and the regular safety meeting shall be held once every month. In the event of any production safety accident involving death of personnel, serious injury of 3 or more people or causing adverse social impact, the safety work meeting or the regular safety meeting shall be held in a prompt manner for analysis and notification;

3.2.12.3.2 Establishing safety accident documents, including safety work meetings and regular safety meetings with meeting minutes, which shall be filed and kept;

3.2.12.3.3 Setting up special funds for safety in production. The responsibility system for safety in production shall be reviewed on a regular basis, and an incentive mechanism shall be established in the principles of unity of responsibility, power and benefit. Well-performed safety management personnel and drivers shall be rewarded and appraised; a restraint mechanism shall be established to reduce salaries and impose fines on safety management personnel and drivers who neglect their duties or do not perform their duties;

3.2.12.3.4 Conducting safety management on the operation of the Driver User; When it is found that the physical conditions of the Driver User are not suitable to continue driving, timely assisting the Driver User to change their career choices, preventing the Driver User from driving the vehicle after drinking, suffering from diseases, fatigue, bad mood or taking drugs that affect safe driving before taking the job, urging the Driver User to do well in the daily maintenance and inspection of the vehicle, and warning the Driver User to arrange working hours reasonably to prevent the Driver User from fatigue driving;

3.2.12.3.5 Providing induction skills training for newly-added drivers, including travel skills, service specifications, software operation, etc.; providing rectification plans, working out a repeated training plan, and organizing the implementation for drivers whose travel service is not up to standard; conducting repeated safety education, analyzing the Driver User' road traffic illegal information and accident information monthly, and timely conducting targeted education and treatment for drivers with illegal records.

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3.2.12.4

Providing Driver User with business support (such as replying to and dealing with Driver User' questions or complaints, etc.); Upgrading the problems that are difficult to deal with promptly and giving feedback to the relevant person in charge of Party A to help solve them.

3.2.12.5	Arranging regular group construction for the Driver User at least once a month (in case of holidays, the organization may be preferred on holidays), so as to well integrate the Driver User with Party B's company and Didi Chuxing Platform, and enhance the stability of the Driver User' team.

3.2.12.6	Party B shall accept Party A's operation communication, and actively cooperating with Party A's assistance and management in channel operation; accept Party A's Platform supervision and management, including, without limitation, supervision and management of safety management, quality control, experience management and other departments.

3.2.12.7	Accepting the supervision and complaint from the Driver User and cooperating with the Platform's investigation work

3.2.12.8	Assisting Driver User in handling any emergencies arising from the online Ride-hailing Services;

3.2.13	Party B shall be obliged to assist Party A in the authentication of the Driver User, including, without limitation, the authentication processes of interview and vehicle inspection, so as to ensure the smooth authentication process of compliant Driver User.

4.	Deposit

4.1	Party B agrees that if Party B is in violation of this Agreement or the Platform Rules, and the service fees payable to Party B is insufficient to set off the liquidated damages, late payment penalty or compensation, Party A shall be entitled to deduct the liquidated damages, late payment penalty or compensation payable to Party A by Party B from the deposit provided in Article 4.2, and Party A shall issue a receipt to Party B for the amount deducted upon such deduction.

4.2	Party B shall pay a deposit of RMB50,000 (RMB FIFTY THOUSAND) to Party A within 7 working days upon approval of access. In the event of any delay in the payment of such deposit, the access application of Party B shall be terminated, and Party B shall once again to launch the access application for rejoining.

4.3	In case Party B is required to increase the deposit in accordance with the provisions of this Agreement, Party B shall pay the additional deposit within 5 working days from the date of the notice from Party A. In case Party B's deposit is deducted in whole or in part, Party B shall make up the deposit to the amount specified in this Agreement within 5 working days from the date of the deposit being deducted.

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4.4	Upon termination or cancellation of this Agreement, if there is no dispute between Party B and the Driver User, Party A shall refund the outstanding deposit (without interest) to Party B within 60 days from the receipt and acceptance by Party A of the voucher of the deposit returned by Party B; if there is any dispute between Party B and any Driver User, Party A shall refund the outstanding deposit (without interest) to Party B within 30 days from the receipt and acceptance by Party A of the voucher of the deposit returned by Party B subsequent to the settlement of such dispute.

5.	Service Fees

5.1	Party A shall evaluate and calculate Party B's service fees based on the results of its assessment on Party B. Party A shall assess on a monthly basis the services provided and the performance of this Agreement by Party B in accordance with Appendix I Driver User Service Company Incentive Punitive Rules and other Platform Rules on a monthly basis, and pay the service fees based on the results of such assessment. In the event of any violation of this Agreement or the Platform Rules by Party B, it shall be deemed as a material defect in Party B's services. In such case, Party A shall deduct the liquidated damages, late payment penalty, compensation and other expenses that shall be borne by Party B from the service fee payable to Party B. If the service fee of the month when such expenses are incurred is less than the amount of such expenses, Party A shall be entitled to deduct from the deposit stipulated in Article 4.2 the liquidated damages, late fees and compensation payable to Party A by Party B

5.2	The Parties shall sign the Confirmation Letter to confirm the amount of the service fees on a monthly basis. Party A shall pay Party B the current service fee by the last day of the next month or within 15 working days after the receipt and acceptance of the special value-added Tax (“VAT”) invoice issued by Party B for the amount of the current payment and consistent with national regulations. Except as otherwise agreed by the Parties, all payments under this Agreement shall be made in RMB. Please refer to Appendix I Driver User Service Company Incentive Punitive Rules for more information on service fees.

5.3	The foregoing service fees shall be paid to the following account of Party B through bank transfer:

•	Account Name: Sichuan Jinkailong Automobile Leasing Co., Ltd.

•	Bank of Deposit: Industrial Bank Co., Ltd.

•	Account Number: 431090100100282311

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5.4	Party B shall issue the legal and valid special invoices for value-added tax to Party A. The requirements for such invoices are as follows:

•	Invoice Type: Special VAT invoice

•	Invoice Title: Service Fees

•	Company Name: Didi Chuxing Technology Co., Ltd.

•	Bank of Deposit: Tianjin Pilot Free Trade Zone Branch, China Merchants Bank Co., Ltd.

•	Account Number: 122905939910401

•	Company Address: Unit 12, Room 103, Building C, Office Building, Comprehensive Service Zone, Nangang Industrial Zone, Tianjin Economic-Technological Development Area, PRC.

•	Taxpayer Identification Number: 911201163409833307

•	Telephone: 022-59002850

5.5	In the event of any failure in the provision of the special VAT invoice or of any provision of unqualified special VAT invoice by Party B, the service fee shall be paid to Party B by Party A subsequent to deduction of the direct losses that may not be set off due to Party B's failure in the provision of qualified special VAT invoice.

6.	Liquidated Damages for Safety Accidents

In respect of safety accidents, Party B takes the responsibility to maintain the industry and social stability. It is forbidden for Party B to organize or cause mass incidents that affect social public order and harm social public interests, and it must maintain the industry and social stability. Party B shall promptly supervise and manage drivers who endanger social stability or cause trouble. In case of incidents that affect social stability, Party B shall report the time, main causes, incidents process, number of participants, social impact and handling of such incidents in a prompt manner. For emergencies, Party B shall actively cooperate with Didi Chuxing Platform to jointly undertake the matter for settlement.

If the Driver User who has signed a Consulting Service Agreement with Party B suffers from a death accident while receiving orders on Didi Chuxing Platform to engage in off-line transportation services of online Ride-hailing Vehicles, Party B shall compensate Party A based on the deduction for safety accidents as specified in the Driver User Service Company Incentive Punitive Rules.

7.	Taxes

The taxes incurred by the Parties hereto due to the performance of this Agreement shall be borne by the Parties respectively.

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8.	Intellectual Property Rights

Party A has exclusive rights and interests in all the rights, ownership, titles, interests and intellectual property rights arising from or created by the performance of this Agreement.

9.	Confidentiality

Each party shall maintain the confidentiality of all the confidential information and shall not disclose any confidential information to any third party without the prior written consent of the other party, except for the information which (a) is or will be known by the public (which is not disclosed to the public by the receiving party); (b) is required to be disclosed by the applicable law or any securities exchange rules or regulations; (c) is necessary to be disclosed to the counsels or financial consultants by either party in respect of the transaction under this Agreement, and such counsels or financial consultants are bound by similar confidentiality obligations hereunder. Disclosure of any confidential information by an employee or agency employed by either party shall be deemed to be a disclosure of such confidential information by that party, and the party shall be liable for breach of this Agreement. This provision shall survive any change or the termination of this Agreement for any reason.

10.	Representations and Warranties

10.1	Party A represents and warrants as follows:

10.1.1	Party A is a company duly incorporated and validly existing under the Laws of China;

10.1.2	The execution and performance of this Agreement by Party A is within the scope of its corporate capacity and its business scope approved by and registered with competent authorities; Party A has taken necessary corporate actions and has been duly authorized and has obtained the consent and approval from third parties and governmental agencies, and will not be in violation of any Laws or other restrictions binding upon Party A.

10.1.3	This Agreement constitutes the legal, valid and binding obligations of Party A and may be enforced in accordance with its terms.

10.2	Party B represents and warrants as follows:

10.2.1	Party B is a company duly incorporated and validly existing under the Laws of China;

10.2.2	Party B is in good standing and has not been included in the Lists of Enterprises with Abnormal Operations and the List of Enterprises with Serious Illegal and Dishonest Acts;

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10.2.3	The execution and performance of this Agreement by Party B is within the scope of its corporate capacity and its business scope approved by and registered with competent authorities; Party B has taken necessary corporate actions and has been duly authorized and has obtained the consent and approval from third parties and governmental agencies, and will not be in violation of any Laws or other restrictions binding upon Party B.

10.2.4	This Agreement constitutes the legal, valid and binding obligations of Party B and may be enforced in accordance with its terms.

11.	Termination

11.1	In the following cases, either party may terminate this Agreement immediately by written notice to the other party, and this Agreement shall terminate as of the date on which such party gives such written notice of termination:

11.1.1	The other party ceases to carry on business or goes into liquidation (other than the voluntary liquidation for the purpose of reorganization or combination of bona fide bankruptcy with prior written consent of such party) or dissolution;

11.1.2	The other party is unable to pay its debts as they become due, or has a receiver, administrative receiver or administrator (or any similar person provided by the Laws of the place where the company is located or incorporated) appointed for bankruptcy of all or any part of its property, or will go into any bankruptcy;

11.1.3	Unless otherwise agreed, the other party is in violation of any provision of this Agreement and fails to remedy such violation within 30 days from the receipt of notice of such violation from such party (if capable of remedy);

11.1.4	The other party breaches the Agreement, and such party may terminate this Agreement in accordance with this Agreement or the Platform Rules.

11.2	In the event of any changes in industry policies, industry restrictions, business strategy adjustments and/or business adjustments, the Parties shall notify the other party at least 30 days in advance to terminate this Agreement. This Agreement shall terminate as of the date of termination specified in the notice of termination. If this Agreement terminates pursuant to this Article, in addition to the payment of the amount incurred and confirmed under this Agreement to the other Party, the Parties shall not be liable for the termination of this Agreement, including, but not limited to, payment of late payment penalty, liquidated damages, compensation and other fees.

11.3	In the case of a written notice 15 days in advance from either party to the other party and a payment of the liquidated damages of RMB10,000 (RMB TEN THOUSAND), this Agreement shall terminate as of the date of termination stated in the notice of termination.

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11.4	The period from the effective date of the Agreement to the end of the next two calendar months (e.g., if the Agreement becomes effective on May 3, the period will be from May 3 to July 30) shall be regarded as the probation period of the cooperation between the Parties. During such period, if any party considers that the other party could not satisfy its demands, such party reserves the right to terminate this Agreement at any time, and this Agreement shall terminate as of the date of service of the written notice from one party to the other party.

11.5	Party A shall assess Party B's service level on a monthly and quarterly basis in accordance with the service standards published by the Platform Rules. Upon assessment of Party A, .if Party B has failed to satisfy the agreed standard of Appendix I Driver User Service Company Incentive Punitive Rules, Party A is entitled to terminate the Agreement by written notice to Party B, and this Agreement shall terminate as of the date of service of such written notice.

11.6	Upon the termination of this Agreement, Party A is not obliged to retain any information on the Platform or provide such information to Party B; but Party A is entitled to retain Party B's registration data and Party B's data in connection with the driver services during the Period of Cooperation. Upon the termination of the Agreement, in the event of any violation by Party B of this Agreement or the Platform Rules during the Period of Cooperation, Party A is still entitled to exercise its rights under this Agreement to prosecute Party B for such violation

11.7

Upon the termination of this Agreement, Party B shall remove and delete any information or signs related to Didi contained in the materials in the building, equipment, furnishings inside and outside Party B's premises and materials published by Party B in any form.

11.8	No matter for what reason this Agreement is terminated, Party B shall properly communicate with the Driver User it serves. The agreements and disputes between Party B and the Driver User it serves shall have nothing to do with Party A.

12.	Liability for Breach

12.1	The following acts constitute Class A breaches, and in the event of any breach below by Party B, it shall immediately remedy the breach, and Party A is entitled to send the Confirmation Letter of Breach by Partners of Platform to Party B:

12.1.1	Party B fails to cooperate with Didi's staff, for example:

12.1.1.1	Party B is in violation of Article 3.1.4.1, and fails to provide more information or documentary evidence as required by Party A;

12.1.1.2	Party B is in violation of Article 3.2.9, and fails to cooperate with Party A in the investigation and evidence collection or to assist Party A in handling related matters;

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12.1.1.3	Party B fails to affix its seal on the reply letter of the Confirmation Letter of Breach by Partners of Platform, or fails to provide Party A with such original sealed letter;

12.1.1.4	Other noncooperation with Didi's staff by Party B.

12.1.2	In case any Driver User terminates the Agreement in accordance with the requirements of the Consulting Service Agreement and removes the binding with Party B on the Platform, Party B delays to remove such binding without reasonable reasons;

12.1.3	Party B fails to offer any award or preferential to any Driver User as promised in any form without any reason;

12.1.4	Party B is in violation of Article 3.2.7, and fails to notify Party A of any change or invalidity of any material, information, contact information provided to Party A at least 3 working days prior to such change or invalidity;

12.1.5	Party B is in violation of Article 3.2.11, and fails to upload the scanned copy of the Consulting Service Agreement to the Platform within 1 working day upon execution of such Agreement with any Driver User;

12.1.6	Party B disseminates any information not published through Didi's official channels, or disseminates rumors relating to Didi;

12.1.7	The Driver User who provides the service fails to carry the "Transport License for Booking Taxis Online" and "Driver's License for Booking Taxis Online" in accordance with the regulations;

12.1.8	Party B conducts other Class A breaches specified in the Platform Rules.

12.2	The following acts constitute Class B breaches, and in the event of any breach below by Party B, it shall immediately remedy the breach, and Party A is entitled to request Party B to pay the liquidated damages of an amount from RMB1,000 (RMB ONE THOUSAND) to RMB5,000 (RMB FIVE THOUSAND) based on the consequences of the breach, and send the Confirmation Letter of Breach by Partners of Platform to Party B:

12.2.1	In the event of any Class A breach, and Party B fails to remedy such breach in a timely manner or within the time limit notified by Party A, or the Agreement is still breached upon the completion of the remedy;

12.2.2	In the event of three times of Class A breaches in 12 consecutive calendar months, the Class A breach for the third time shall be regarded as a Class B breach;

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12.2.3	The breach provided in Article 12.1.4 occurs twice in 12 consecutive natural months;

12.2.4	Party B is in violation of Article 3.1.5 and publishes any information irrelevant to the driver service or any information of malicious competition and other information that may disrupt the normal transaction order of the Platform, or any information that violates the Laws or the public interests or may harm the legitimate interests of the Platform and/or other third parties;

12.2.5	Party B is in violation of Article 3.2.10, and fails to perform its obligations to any Driver User under the Consulting Service Agreement with such Driver User;

12.2.6	Party B charges any management fee, subordination fee, performance bond and other fees against any Driver User in any form and on any ground other than those fees under the Consulting Service Agreement; or Party B charges any fee of RMB200.00 (TWO HUNDRED YUAN) or more against the Driver User each time in any form and on any ground other than those fees under the Consulting Service Agreement, without the prior written consent of Party A and the prior notice on the Platform, except for the collection of social insurance premiums required to be paid by Party B on behalf of the Driver User; or in case Party B charges any fee of less than RMB200.00 (TWO HUNDRED YUAN) against the Driver User each time in any form and on any ground other than those fees under the Consulting Service Agreement, without the prior written notice to Party A and the prior notice on the Platform, Party A is entitled to inspect the charged items reported to Party A by Party B from time to time. If Party A determines that the fees charged by Party B are substantially management fee, subordination fee, performance bond and other prohibited fees against the Driver User in any disguised form, and Party B fails to provide conclusive evidence proving that such fees are charged for the benefit of Driver User, it shall be deemed as a breach by Party B under this Article;

12.2.7	Party B conducts other Class B breaches specified in the Platform Rules.

12.3	The following acts constitute Class C breaches, and in the event of any breach below by Party B, it shall immediately remedy the breach, and Party A is entitled to request Party B to pay the liquidated damages of an amount from RMB5,000 (RMB FIVE THOUSAND) to RMB50,000 (RMB FIFTY THOUSAND) based on the consequences of the breach, and send the Confirmation Letter of Breach by Partners of Platform to Party B:

12.3.1	In the event of any Class B breach, and Party B fails to remedy such breach in a timely manner or within the time limit notified by Party A, or the Agreement is still breached upon the completion of such remedy;

12.3.2	In the event of three times of Class B breaches in 12 consecutive calendar months, the Class B breach for the third time shall be regarded as a Class C breach;

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12.3.3	Party B makes false publicity in violation of the Platform Rules (including, but not limited to, exaggerated scale of company, exaggerated advertisement or services or preferential with false promises, etc., misleading the Driver User with false facts such as order preference from Didi);

12.3.4	Party B is in violation of Article 10.2 and fails to satisfy Party A's cooperation requirements for consulting companies;

12.3.5	Except for the provisions in Article 12.2.6, Party B enters into other agreements in any form other than the Consulting Service Agreement on the Platform, or restricts the Driver User' rights or add their obligations in any form, without prior written consent of Party A;

12.3.6	Party B forces the Driver User to transact any business irrelevant to Didi or forces the Driver User to have unreasonable consumption;

12.3.7	Party B disseminates any information not published through Didi's official channels, or disseminates rumors relating to Didi and causes material adverse effects to Didi (e.g., any losses incurred to the Driver User);

12.3.8	Party B insults, intimidates, threats, cheats and forces the Driver User;

12.3.9	Party B publishes regulations inconsistent with Didi's business policies and the Platform Rules;

12.3.10

Where the driver user who provides the service has not obtained the "Driver's License for Booking Taxis Online" or the driver providing the service offline is inconsistent with the information of the driver user online;

12.3.11	Party B conducts other Class C breaches specified in the Platform Rules.

12.4	The following acts constitute Class D breaches and in the event of any breach below by Party B, Party B shall immediately remedy the breach, and Party A is entitled to request Party B to pay the liquidated damages of not less than RMB50,000 (RMB FIFTY THOUSAND) based on the consequences of the breach, and send the Confirmation Letter of Breach by Partners of Platform to Party B, and terminate the Agreement:

12.4.1	In the event of any Class C breach and Party B fails to remedy such breach in a timely manner or within the time limit notified by Party A, or the Agreement is still breached upon the completion of such remedy;

12.4.2	In the event of three times of Class C breaches in 12 consecutive calendar months, the Class C breach for the third time shall be regarded as a Class D breach;

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12.4.3	Party B is in violation of Article 3.2.7 and provides false materials or information to Party A;

12.4.4	Party B forges, alters or uses forged, altered or invalid "Transport License for Booking Taxes Online" and "Driver's License for Booking Taxes Online" to engage in business activities of Ride-hailing Vehicles;

12.4.5	Party B indulges the Driver User' violation of the Platform Rules, assist the Driver User in cheat, jobbery and other illegal activities inconsistent with the purposes of the cooperation;

12.4.6	Party B or Party B's Affiliates use or use in disguised form the company name, trade name, trademark and logo of Party A or Party A's Affiliates without the consent of Party A or Party A's Affiliates or fail to use such names, trademark or logo as agreed, or Party B uses the company name and logo similar to above trademarks and logo (if Party A or Party A's Affiliates consider that the company name or logo used by Party B or Party B's Affiliates is similar to the trade name or trademark of Party A or Party A's Affiliates, Party A may notify Party B and Party B's Affiliates to change its name. If Party B or Party B's Affiliates fail to take measures within 20 days from the receipt of such notice, it shall be deemed as a use of trademark and logo similar to those of Party A or Party A's Affiliates).

12.4.7	Party B or Party B's Affiliates conduct illegal or criminal activities through the partnership with Didi;

12.4.8	Party B, Party B's shareholders, legal representatives, senior management or Party B's Affiliates make illegal profits through their relationship with the Didi's staff (including, but not limited to, relatives, couples, friends);

12.4.9	Party B or Party B's shareholders, legal representative, senior management or Party B's Affiliates are in violation of the provisions of the Trust and Integrity and Commercial Anti-Bribery Agreement between the Parties;

12.4.10	Party B charges any fee against the Driver User in the name of Didi;

12.4.11	Party B forces the Driver User to transact any business irrelevant to Didi or forces the Driver User to have unreasonable consumption, which causes material adverse effects to Didi or causes adverse social effects (including but not limited to collective complaints, illegal assembly, petitions, march, sit-in or containment of Didi by Driver User, news media releases, etc.);

12.4.12	Party B, Party B's staff or Party B's Affiliates are in violation of Article 9 and discloses Party A's confidential information to third parties in any form;

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12.4.13	In consideration of the fact that Party B will inevitably disclose the confidential information to a third party when Party B cooperates with the entity which has a competitive relationship with Party A, hence, Party B or Party B's Affiliates shall not cooperate with any entity competitive with Party A (including but not limited to Meituan, Ucar, Yongche, IZU and Caocao, etc.) in any form without prior written notice to and confirmation by Party A;

12.4.14	For the same reason as in the proceeding clause, Party B shall not introduces the entities which has a competitive relationship with Didi (including but not limited to Meituan, CAR, Yongche, IZU and Caocao, etc.) to the Driver User, and induces the Driver User to conduct activities directly competing or conflicting with Didi;

12.4.15	Party B instigates and organizes the Driver User to conduct illegal assembly, petition, march, sit-in or containment of Didi, etc. in any form, or any collective complaints, illegal assembly, petitions, marches, sit-in or containment of Didi and other mass disturbances by the Driver User are incurred by the products or services provided by Party B;

12.4.16	Party B disseminates any information not published through Didi's official channels, or disseminates rumors and causes material adverse effects to Didi (including but not limited to collective complaints, illegal assembly, petitions, marches, sit-in or containment of Didi by Driver User, and News media releases, etc.);

12.4.17	Party B maliciously slanders other companies or takes other mean measures to disrupt the market order and conducts unfair competition:

12.4.17.1	Party B disseminates other rumors to maliciously slander other companies;

12.4.17.2	Party B dispatches undercover personnel to other companies to disrupt the operation order of other companies and solicits the Driver User or management personnel of other companies;

12.4.17.3	Party B conducts other activities of unfair competition which seriously disrupt the market order;

12.4.18	Party B conducts other Class D breaches stipulated in the Platform Rules;

12.5	In the event of any breach of the terms of this Agreement by either party, the breaching party shall remedy such breach within the time limit notified by the observing party. In the event of any losses incurred to the observing party, in addition to the corresponding liability for breach under the Agreement, the breaching party shall also be liable for the compensation for such losses (including, but not limited to, the losses incurred to the counterparty by such breach, the legal costs, notarial fees, appraisal fees, the attorney's fee, the travel expenses, etc., arising from the investigation and affixation of the liabilities of the breaching party by the counterparty) .Unless any party is in violation of the confidentiality clause, in any case, neither party shall be liable for any indirect, punitive claims, or claims for losses of commercial profits, or damages for business losses of the company or any third party arising from this Agreement, or for any loss or inaccuracy of data of any form, whether based on Agreement, tort or any other legal principle, even though the party has been informed of the possibility of such damage.

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12.6	In case Party B is in violation of this Agreement or the Platform Rules, Party A is entitled to take measures such as suspending the provision of Platform services, permanently ceasing the provision of Platform services, and/or temporarily closing and permanently closing the corresponding functions of a driver service company.

12.7	In case any act of either party is in violation of several provisions of this Agreement at the same time, the observing party is entitled to choose one provision as the basis for the investigation and affixation of the liability for breach of the breaching party. In case several acts of either party are in violation of several provisions of this Agreement at the same time, the observing party is entitled to investigate and affix the liability for breach of the breaching party in accordance with each provision violated.

12.8	In the event of several valid agreements between Party A and Party B, any act of either party is in violation of such agreements between the Parties at the same time, the observing party is entitled to choose to investigate and affix the liability for breach of the breaching party in accordance with all provisions of all of such agreements or provisions of part of such agreements.

13.	Governing Law; Dispute Settlement

13.1	The execution, validation, interpretation, performance, modification and termination of this Agreement and the settlement of disputes under this Agreement shall be governed by the Laws of China.

13.2	Any dispute arising from the interpretation and performance of the terms of this Agreement shall be settled by the Parties through negotiation in good faith. If the Parties fail to reach an agreement on the settlement of such dispute within 30 days from the date when either party requires for such negotiation, such dispute may be submitted to Beijing Arbitration Commission for arbitration in accordance with its arbitration rules in force then. The arbitral award shall be final and binding upon the Parties.

13.3	During the settlement of the dispute, the Parties shall continue to fully perform this Agreement, except for the matters in dispute.

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14.	Notices

14.1	All the notices and other communications to either party hereto required or permitted hereunder shall be made in Chinese, and served by personal delivery or by registered mail with postage prepaid, commercial courier service or by e-mail to the address of the party specified in this Agreement. The date on which such notice shall be deemed to have been served upon such Party shall be determined as follows:

14.1.1	Notices given by personal delivery, registered mail with postage prepaid or commercial courier service shall be deemed effectively served on the date of receipt or rejection at the designated address for notices;

14.1.2	Notices given by e-mail shall be deemed effectively served when the mail enters into the addressee's e-mail address contained in this article or at the time of the receipt of the system prompt for the failed transaction in the case of the invalidation of receiver's e-mail address.

14.2	For the purpose of notices, the contacts and contact information designated by the Parties are as follows:

14.2.1	Party A's contacts: (Telephone/Mobile Number:)

Contact Address:

E-mail:

14.2.2	Party B's contacts: Xiuqing Yang (Telephone/Mobile Number: 18957991523)

Contact Address: Jinkailong Laobing Travel, Floor 1, No. 511, Dahecang, Xingshi Road, Wuhou District, Chengdu, Sichuan, PRC.

E-mail: 625617337@qq.com

14.3	In the event of any change to the contacts, address or e-mail address of either party, such party shall notify the other party at least 3 working days in advance by the means provided in this article. Otherwise, the original address or e-mail address shall still be the valid address for notices.

15.	Force Majeure

15.1	“Force Majeure” means an event beyond the reasonable control of the Parties, unforeseeable or even foreseeable, but unavoidable by the Parties to the Agreement, which prevents, affects or delays the performance by either party of its obligations under this Agreement in whole or in part. Such event includes, but is not limited to, natural disaster, war, fire, riot, strike, Internet connection failure, computer system failure, communication failure, computer virus, hacker attack or any other similar events that shall be considered as events of force majeure in accordance with commercial practices.

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15.2	The affected party may temporarily suspend the performance of its obligations under this Agreement until the effects of the event of force majeure are eliminated. The affected party shall fully notify the other party in writing of the occurrence of such event of force majeure in a timely manner, notifying the other party of the possible effects of such event on this Agreement, and shall use its best efforts to eliminate such event and mitigate its adverse effects, and provide the written evidence issued by relevant notary office within a reasonable period. Upon the fulfillment of the aforesaid obligations, the affected party shall not be liable to the other party for the breach within the scope of effects of such event of force majeure.

15.3	In case the event of force majeure sustains for more than 20 days, either party is entitled to terminate this Agreement unilaterally by written notice, and this Agreement shall terminate from the date on which such party gives such written notice of termination.

16.	Independent Contractor

Nothing in this Agreement shall be deemed to create any joint venture, partnership, or agency relationship between the Parties. Without the written consent of the authorized representative of the other party, neither party is entitled to execute any agreement on behalf of the other party or cause the other party to be bound by any law or borrow money or incur any liability or obligation on behalf of the other party hereto. Each party shall be solely liable for the actions of its employees and contractor employed for the purposes of the promotional activities.

17.	Data and Privacy Protection

The collection, storage and maintenance by either party of the third-party data, personal data or information obtained as a result of the execution or performance of this Agreement shall comply with all applicable Laws, regulations or rules.

18.	Business Principles

18.1	Party B warrants that it does not give or offer any gift to any employee, agent or representative of Party A, and that there is no other improper interest transfer (including but not limited to giving material benefits or other non-material benefits in the form of gifting or lending or at a price significantly higher or lower than the market price) with the aforesaid persons, and it will not offer or grant such items or carry out improper benefits transfer in the future, in order to obtain any business from Party A, or to affect the aforesaid persons in the aspects of the terms, conditions or performance of any purchase agreement or order (including but not limited to this Agreement) between the Parties.

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18.2	Party B warrants and undertakes that it will strictly abide by the commercial anti-bribery Laws and regulations in force in China and provisions for anti-corruption in all applicable Laws and regulations including the Foreign Corrupt Practices Act (FCPA) of the United States, and it shall not provide any bribes to any government official, employee of state-owned enterprises or public agency during the performance of this Agreement. Any violation of this article by Party B shall be considered as a material breach of the Agreement, and Party A is entitled to immediately terminate the Agreement and the cooperation relationship between the Parties, and request Party B to pay the liquidated damages of RMB50,000 (RMB FIFTY THOUSAND) and indemnify for all losses incurred to Party A thereby.

18.3	Party A's e-mail address for receiving the report of any violation of Code of Business Conduct is jubao@didiia.com. In the event of any violation of its Code of Business Conduct found by Party A, Party B shall cooperate with Party A in the investigation as required by Party A. If Party B fails to cooperate with Party A in such investigation, it shall be deemed as a material breach by Party B. In such case, Party A is entitled to immediately terminate the Agreement and the cooperation relationship between the Parties, and request Party B to pay the liquidated damages in the amount of RMB50,000 (RMB FIFTY THOUSAND) and indemnify for all losses incurred to Party A thereby.

19.	Transfer

During the term of the Agreement, neither Party may assign, or transfer its rights and obligations under this Agreement in whole or in part, without the prior written consent of the other Party. However, Party A may transfer its rights and obligations under this Agreement to any of its Affiliates in whole or in part with the written notice to Party B, and Party B irrevocably agrees and permits Party A's such rights, provided that Party A shall ensure that such transferee or assignee will comply with relevant laws and regulations, and ensure that Party B is exempt from any liability and consequences arising from any violation of applicable Laws and regulations by such transferee or assignee, and Party A shall indemnify for the losses incurred to Party B thereby.

20.	Severability

If any one or more provisions contained in this Agreement is held to be invalid, illegal or unenforceable in any way in accordance with any law or regulation, the validity, legality or enforceability of the remaining provisions in this Agreement shall not in any way be affected or impaired. Such invalid, illegal or unenforceable provision shall be replaced by a valid, legal or enforceable provision that has similar economic effects of such invalid, illegal or unenforceable provision by the Parties through good faith negotiation to the fullest extent permitted by Laws and expected by the Parties.

21.	Composition, Modification and Supplement of the Agreement

21.1	All Platform Rules are an integral part of this Agreement. In the event of any inconsistence between the Platform Rules and this Agreement, the Platform Rules shall prevail. If Party B signs this Agreement and uses the Platform, it shall accept to be bound by the Platform Rules. Party A is entitled to develop and revise the Platform Rules pursuant to the operation of the Platform. For the formulation and revision of the Platform Rules that may affect Party B's rights and obligations, Party A will notify Party B in writing via email 10 days prior to the implementation of the new Platform Rules, and Party B shall decide whether to continue to perform this Agreement within 10 days from the date of receipt of the notice via email. If Party B rejects the new Platform Rules, it shall send a written application for the termination of this Agreement to Party A within 10 days from the date of receipt of such notice. If Party B fails to propose the termination of this Agreement or continues to log in and use the Platform within such 10-day period, it shall be deemed to agree to the new Platform Rules. The new Platform Rules shall become effective as of the effective date specified in the Platform Rules, and Party B shall strictly abide by the new Platform Rules as of the effective date.

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21.2	Except for the Platform Rules, any modification and supplement to this Agreement shall be signed by the Parties in writing. The modified and supplemented agreements signed by the Parties in connection with this Agreement shall be an integral part of this Agreement and shall have the same legal effect as this Agreement.

22.	Limited Liability

22.1	Party A only provides the Platform, and Party B shall select (at its own discretion) the Driver User to establish the consulting service relationship. Any dispute or controversy arising from the consulting services between Party B and any Driver User shall be settled by Party B and the Driver User, and Party A shall neither be liable for such dispute, nor be liable for the losses incurred to Party B and the Driver User during the provision of the consulting service by Party B to the Driver User.

22.2	Party A shall only conduct a formal review for the materials submitted and the information published by Party B. The approval by Party A shall not represent that Party A acknowledges the authenticity and legality of such material and information. In the event of any loss incurred to Party A or any third party due to any false materials and information provided by Party B, Party B shall be liable for compensation and shall be liable to Party A for the breach.

22.3	Party B has fully understood the functions and characteristics of services of the Platform prior to use of the Platform and agrees that Party A shall not be liable to Party B for any defect in the software, insufficiency of function or any necessary improvement.

22.4	Party B's use of the Platform and acquisition of any information by using the Platform are solely at Party B's independent judgment and is at Party B's own risk (including but not limited to the losses caused by damage to Party B's computer system or mobile phone system or loss of data.)

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23.	Validation and Term

This Agreement shall become effective as of the effective date. Unless this Agreement shall be terminated early in accordance with this Agreement or other agreements signed by the Parties, this Agreement shall be valid from the effective date to April 30, 2020.

24.	Miscellaneous

24.1	The expressions of “not less than”, “no more than” and “within” in this Agreement, include the given figure; the expressions of “N working days in advance”, “within N working days”, “N days in advance”, “within N days”, include the Nth working day and the Nth day.

24.2	This Agreement shall be executed in triplicate, which shall be equally authentic, with two original copies for Party A and one original copy for Party B.

Appendix I Driver User Service Company Incentive & Punitive Rules

Appendix II Agreement for Didi Chuxing Partners on Honesty & Integrity and Anti-Commercial Bribery

Appendix III Code for Cooperation between Driver User Service Company and Third-Party Service Provider

— [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]—

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Party A (seal and signature): /s/ Didi Chuxing Technology Co., Ltd. [Corporate seal attached hereto]	Party B (seal and signature): /s/ Sichuan Jinkailong Automobile Leasing Co., Ltd. [Corporate seal attached hereto]
Date of signing: March 26, 2019	Date of signing: March 26, 2019

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Appendix I: Driver User Service Company Incentive & Punitive Rules

Applicable cities:

Cities opened to all the driver user service companies of Didi Platform (i.e. Party B in the Consulting Service Contract, hereinafter referred to as "DMP")

Applicable object:

All DMP companies cooperating with our company in the city

Applicable period:

Effective from now on until Party A pushes an updated version in accordance with this Consulting Service Contract

Incentive & Punitive rules for services:

1. Reward for monthly service fees: accessing the Driver User's KPI such as safety incidents, per capita service points, proportion of online time during peak hours, monthly retention rate, CPO, etc. while comprehensively considering the service quality furnished by DMP company for Driver User.

Reward for monthly service fees = reward standard value × sum of the effective days that the Driver User has been served accumulatively during the month × monthly assessment coefficient - deduction for safety incidents - other liquidated damages

2. Quarterly assessment: conducting quarterly assessment through DMP default, quarterly assessment grade and driver user satisfaction, and rewarding DMP with rights and interests or punishing it accordingly.

Quarterly assessment item	Impact on DMP's rights and interests
DMP default

1. When DMP generates a first-grade default record in the quarter, the quarterly assessment grade cannot be rated S and A;

2. If there is a second-grade default record, the quarterly assessment grade cannot be rated S, A and B;

3. If there is a three-grade default record, the quarterly assessment grade is D;

4. If there is a four-grade default record, the quarterly assessment grade is D or eliminated.

Quarterly assessment grade	If the quarterly assessment grade of DMP is D twice or C three times in the year, the Platform is entitled to eliminate the DMP.
Driver user satisfaction	If the satisfaction result is excellent and the quarterly assessment grades are S, A and B, the DMP is entitled to supplement rights and interests to the Driver User.

III. Explanation of Nouns:

The definitions of relevant nouns in these Rules are as below:

  (1) Reward Standard Value *: daily per capita cost for self-employed drivers on various city Platforms.

* The city's reward standard value is calculated by referring to the data of the previous quarter and will be displayed on DMP product Platform.

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  (2) Sum of the effective days that the Driver User has been served accumulatively during the month: the sum of the effective days when the Driver User is activated in the DMP product Platform. The days when the Driver User is transferred in are counted as effective days, and the days when the Driver User is transferred out are not counted as effective days.

  (3) Monthly assessment coefficient: calculate the scores of five key indicators (safety incidents, per capita service points, proportion of online time during peak hours, monthly retention rate, CPO) and add them to obtain monthly assessment score. The monthly assessment coefficient may be gained based on the monthly assessment score corresponding to the monthly assessment coefficient matrix. The matrix is unified nationwide, specifically as below:

Interval of monthly assessment score	Monthly assessment grade	Monthly assessment coefficient
[80,100)	S	1.5
[60,80)	A	1.25
[40,60)	B	1
[20,40)	C	0.75
[0,20)	D	0.5

The rules for calculating the point of each indicator of monthly assessment score are as below:

Indicator	Safety incidents	Per capita service point	Monthly retention rate	Proportion of online time during peak hours	CPO
Weight point of each indicator	Deduction	30	25	30	15
Rules for calculating the point of each indicator	Deduct points from the reward for the monthly service fees based on the safety incidents level generated by the Driver User served by DMP. See the explanation of nouns (4) for details.

1. Establish the indicator score matrix by taking the average value of the Driver User served by DMP in the city in the previous quarter as the median value for the above 4 indicators.

2. Each DMP company can calculate the point of each indicator by referring to the indicator score matrix based on the actual data of each indicator in the month.

(The average value and indicator score matrix of the above 4 indicators of each city in the previous quarter will be displayed and updated quarterly on DMP product Platform. The data will only be displayed to two decimal places, and the actual data will be subject to the Platform's calculation results. )

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  (4) Deduction for safety incidents: if the Driver User served by DMP company generate safety incidents (subject to Platform records), DMP shall be deducted points based on the safety incidents level. The deduction table for safety incidents is as follows (unified nationwide):

Safety incidents level	Safety incidents type	Deducted point
Level 1	Life safety	20
Level 2	Life-endangered/serious personal safety	10
Level 3	General personal/property safety	5
Level 4	Order safety	3
Level 5	Others/incidents irrelevant with the Platform	1

  (5) Per capita service point: the sum of the service points of the Driver User served by DMP/the total number of driver users served by DMP. The explanation is as below:

1. Calculation node for service point and total number of driver users: Driver User's last day of the month in the company's system.

2. If the local city preferentially enjoys an online contribution score, the service score of the preferential driver user = (service score of contribution score -80)x2.

  (6) Monthly retention rate = 1- number of drivers canceling the agreement in the current month/(number of drivers at the beginning of the month + number of new drivers in the month) *100%

  (7) Proportion of online time during peak hours = sum of actual online time of the Driver User during peak hours/sum of online time of the Driver User during peak hours *100% (peak hours: 5 hours in national unified standard, daily morning peak 7:00-8:59, evening peak 16:00-18:59)

  (8) CPO: sum of the number of consulting work orders from the Driver User/ sum of the number of orders completed by the Driver User *100%.

  (9) Deduction for safety incidents: deduct from the reward for monthly service fee as per the safety incidents level of the Driver User generated by DMP company.

The deduction form for safety incidents is as below (unified nationwide):

Safety incidents level	Safety incidents type	Deducted amount (yuan)
Level 1	Life safety	10000
Level 2	Life-endangered/serious personal safety	5000
Level 3	General personal/property safety	2500
Level 4	Order safety	1500
Level 5	Others/incidents irrelevant with the Platform	500

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  (10) Driver User served by DMP: the activated Driver User who has signed the Consulting Service Agreement with DMP include only the normal-state Driver User, excluding the drivers who are in standby mode and the normal blocking mode (those who are subject to the short-term blocking of Didi Chuxing Platform and suspend receiving orders due to violation of the rules of Didi Chuxing Platform or for other reasons). Driver Users served by DMP are specifically divided into two types based on the DMP city-opening strategy of the Platform:

1. In cities opened where a single-person license is compliant, referring to the Driver User who has orders in Xiaoju Online Ride-hailing Marketplace and is in an activated state, has a driver's license for reserving taxis online, has supplemented and uploaded the license on Didi's owner's personal data page, which has passed the verification of Didi Platform.

2. In cities opened where there are no limitations on compliance of one or two licenses, referring to the Driver User who has orders in Xiaoju Online Ride-hailing Marketplace and is in an activated state.

  (11) In cities opened where a single-person license is compliant, it refers to the city that requires the Driver User served by DMP to have a driver's license for reserving taxis online based on the Platform's DMP city-opening policy. The list of specific cities shall be subject to the announcement of the Platform.

  (12) In cities opened where there are no limitations on compliance of one or two licenses, it refers to the city that does not require the Driver User served by DMP to have a driver's license for reserving taxis online and or his/her vehicles to have a road transport license for reserving taxis online based on the DMP opening strategy of the Platform. The list of specific cities shall be subject to the announcement of the Platform.

  (13) Activation: the Driver User has successfully registered on Didi Chuxing Platform and is in the order receiving state.

  (14) Other liquidated damages: liquidated damages, late fees and compensation payable by DMP Company for violating the Consulting Service Contract signed with Party A or Platform Rules for DMP products.

  (15) Quarterly assessment score = sum of quarterly monthly assessment points ÷3

  (16) Quarterly assessment grade: quarterly assessment grade may be obtained based on the quarterly assessment score and corresponding quarterly assessment grade matrix. The matrix is unified nationwide, specifically as below:

Interval of quarterly assessment score	Quarterly assessment grade
[80,100]	S
[60,80]	A
[40,60]	B
[20,40]	C
[0,20]	D

DMP Default: DMP default records shall be subject to the Platform's responsibility judgment date and shall be included in the assessment of the current quarter. (For specific default clauses, please refer to the Consulting Service Contract.)

Driver User Satisfaction: the Platform will conduct a questionnaire survey on the satisfaction of the Driver User served by DMP company, the survey frequency is once every quarter, and the survey content is the degree of completion of DMP company's responsibilities.

Elimination: Party A shall be entitled to unilaterally rescind the Consulting Service Contract with DMP.

In the Year: any 12 natural months during the Period of Cooperation (including the renewal period).

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Appendix II:

Agreement for Partners on Honesty & Integrity and Anti-Commercial Bribery

Party A: Didi Chuxing Technology Co., Ltd.

Party B: Sichuan Jinkailong Automobile Leasing Co., Ltd.

To build a fair and honest business cooperation ecology, the cooperating Parties hereby make and enter into the honesty & integrity and anti-commercial bribery agreement binding on both Parties.

To ensure stricter compliance with the provisions of Laws and regulations concerning the prohibition of commercial bribery, maintain common interests, and promote sound development of the Parties' relationship, the Parties hereby agree as follows through friendly negotiation for mutual compliance:

Article I [Purpose of Contracting]

The Parties shall comply with national Laws and regulations on anti-commercial bribery, ensure legal business transactions between the Parties, and shall never damage either party's interest for the purpose of improper cooperation interest in any illegal or corruptible manner. The Parties shall strictly comply with this Agreement.

The term Commercial Bribery used in this Agreement refers to all direct or indirect improper interests in material, service or spiritual forms given by Party B or its personnel to employees of Party A (including Party A and Party A's Affiliates, the same below) in order to obtain the opportunity of cooperation with Party A and cooperation benefits.

Article II [Honesty and Integrity Commitments]

(I) Party B undertakes:

1.       Not to bribe any employee of Party A or associated persons thereof in any way (including but not limited to immediate family members, collateral relatives within three generations, close relatives by marriage and other persons who are closely related or have interests).

2.       To support the honesty and integrity construction of Party A and assume the obligation of real-name reporting; if any employee directly under Party B or involved in the cooperation doesn't refuse or report any bribe demand from the employees of Party A or their family members and meets such demand, it shall be deemed Party B's commitment of bribery.

3.       To voluntarily report the connection and interest relationship with the employees of Party A.

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4.       To insist on integrity principle during transactions with Party A and at least ensure: all information, documents, materials, data, statements and relevant oral statements provided for Party A are true and accurate.

5.       To strictly comply with the commitments made to Party A, contracts, agreements and memos concluded by and between the Parties, not to conceal any information that may impact the interest of Party A, and actively cooperate in the audit of Party A.

6.       To comply with the provisions in the code of conduct for Party A's partners (Official website: http://qingfeng.didiglobal.com/Code-of-Conduct/), cooperation agreements and other policies, and to assume the relevant responsibilities stipulated in the code of conduct and the agreements.

7.       To strictly comply with the provisions concerning Party A's brand management, and without authorization, shall not use 滴滴, DIDI, Didi Chuxing, DIDI Club, authorized partner and any other easily confusing words.

8.       To strictly comply with relevant national Laws and regulations, and not to engage in any illegal activity.

9.       To strictly manage company employees.

10.     To keep practical and realistic, not to communicate any false information internally or to the society, and not to disclose any business secrets of Party A.

11.     To comply with national Laws, regulations and Party A's provisions, keep honest in bid & tender or business cooperation course, and participate in bid or tender activities and business cooperation according to Laws and regulations.

Article III [Improper Interest]

Party B, Party B's associated companies (including but not limited to shareholders, legal persons, actual controllers, directors and supervisors of Party B and their immediate family members, collateral relatives within three generations, close relatives by marriage and other people who are closely related or have an interest in establishing, participating in, operating, and holding Affiliates and other organizations) or employees and associated persons thereof:

  shall not give cash gift, articles, negotiable securities directly or indirectly, or provide improper interest in other disguised forms in the name of the company or in personal name to any employee of Party A or associated person (including but not limited to direct relative, collateral relative within three generations, close relatives by marriage or other persons who are closely related or have interest relationship); including but not limited to cash, checks, credit card gifts, samples, or other commodities, entertainment tickets, membership cards, or kickback, return commission in the form of currency or goods, employment or properties, introduction of private business cooperation, and travel, entertainment or personal service at the cost of Party B.

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  Introduce business or other activities to Party A, or to any spouse, friend or relative of Party A's employees as required by Party A's employees.

Article IV [Conflicts of Interest]

including but not limited to:

(1)      Neither Party B, Party B's Affiliates, or employees of Party B and its Affiliates shall provide loan or financing of any form for Party A's employees and associated persons;

(2)     If any of shareholders, supervisors, managers, senior management of Party B and its Affiliates (including but not limited to the senior management, chief executive officer, chief financial officer, and other department managers subject to powers or duties as defined in the Company Law), cooperation project manager and project members is Party A's employee or its associated person (including but not limited to immediate family members, collateral relatives within three generations, close relatives by marriage and other persons who are closely related or have interests), the aforesaid person shall truthfully and fully report the same to Party A in writing before cooperation;

(3)      In the process of cooperation, Party B and its Affiliates shall not allow Party A's employees and their direct relative to hold or have a third party to hold Party B's equities (other than shares held through less than 1% outstanding equities in open securities exchange market, through funds without actual control right held directly or indirectly, or through trust of which the beneficiary is not any of the aforesaid person or his/her associated person), or employ Party A's employees and their direct relative (including but not limited to the establishment of formal labor relations, labor dispatching and outsourcing services, part-time consulting, and other forms). Otherwise, Party B shall truthfully and fully report to Party A in written form before Party A and Party B conclude the cooperation agreement or within three days upon employment.

Article V [Liability for Default]

If Party B commits any violation of the aforesaid agreements, Party A is entitled to unilaterally and completely terminate the Agreement and cooperation with Party B, and no associated entities of Party A will establish commercial cooperation with Party B at any time and under any circumstance in the future, including but not limited to Party B and all of its subsidiaries, branches and associated companies (the associated companies of Party B includes without limitation the companies or other organizations established, participated in, operated, controlled by or otherwise affiliated with Party B's shareholders, legal person, actual controller or directors, supervisors, and their direct relative, collateral relative within three generations, close relatives by marriage or other persons who are closely related or have interest relationship); besides, Party B shall pay liquidated damages to Party A at an amount of RMB100,000 or 50% of the total amount paid/discharged under the involved order (Agreement), whichever is higher; if Party B's default causes any loss to Party A that cannot be covered by liquidated damages, Party A will recover compensations for actual losses from Party B.

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Party B shall pay the liquidated damages within 5 working days upon Party A's discovery of any breach, and if the payment is not made in time, Party A is entitled to directly deduct the same from the Agreement price.

Where any improper interest is provided for any employee of Party A or his/her associated person, whether actively or passively, if Party B voluntarily provides effective information for Party A actively, Party A will consider based on actual situations whether to continue cooperation with Party B and/or waive the aforesaid liability for default.

The aforesaid circumstances are at absolute sole discretion of Party A.

Where any violation of the commitments on part of either party or its employee constitutes a crime, either party may report the crime to a judicial authority, and the persons involved will be prosecuted for criminal offense; the party violating the commitments and its employees, if causing economic loss to other party, shall provide compensations.

Article VI [Reporting Channels and Reward]

If Party B becomes aware of/suspects any violation of the aforesaid provisions on part of Party A's employees, Party B shall contact the Risk Control Compliance Department (RCCD) of Party A. If the information provided by the information provider about any commercial bribery or violation of business conduct is verified to be true, Party A will reward the information provider depending on the influence extent of the event, and in case of any event producing significant influence, will give special reward.

Party A has a special email address to accept the complaints from Party B: jubao@didiia.com; complaint hotline: 010-62962880. Party A will keep all information providers and all materials provided by them strictly confidential.

Article VII [Miscellaneous]

This Agreement is an appendix to the master agreement and has equal legal force to the master agreement. The issues that are not agreed upon in this Agreement shall be subject to the terms of the Master Agreement

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Appendix III:

Code for Cooperation between Driver User Service Company and Third-Party Service Provider

1. Purpose:

This Code for Cooperation is specially worked out to standardize the legal and compliance requirements against the behaviors of ignoring driver safety, experience, Laws, regulations, local regulations, government regulations, etc., harming the interests of the Driver User for profit, safeguarding the interests of the Driver User and passengers during cooperation between the Driver User Service Company (hereinafter referred to as "DMP") and the third-party service provider of online Ride-hailing Vehicles, and avoiding the loss of interests of drivers and Didi due to improper cooperation.

2. Scope of application:

DMP launches service items concerned with Didi Platform, vehicle owners and passengers (hereinafter referred to as "third-party service items").

3. Third-party service provider of online Ride-hailing Vehicles:

Businesses that offer third-party services based on online Ride-hailing Vehicles, including, without limitation, companies/individuals/other organizations such as on-board shelves, in-car/body advertisements, on-board electronic screens, on-board massage cushion, etc.

4. Core normative principles:

The third-party service items shall be subject to the unified review and management of Didi. DMP shall gain Didi's written consent to conduct the third-party service items. DMP shall strictly comply with this Code for Cooperation for the driver safety, experience and other benefits related to the third-party service items.

Didi will evaluate and review the third-party cooperation items in respect of enterprise qualification, item safety, user experience and operation standards during the project access and Period of Cooperation, so as to protect the driver's interests.

5. Principles of cooperation:

① It is forbidden to damage the safety and service experience of drivers.

② It is forbidden to damage the rights and interests of Didi Platform and users.

③ It is forbidden to force Didi car owners to participate in third-party service items by deception or threats against their own will.

6. Violations include, without limitation, the following:

① DMP launches third-party service items on its own or in cooperation with service providers without Didi's written consent, thus harming the interests of drivers, passengers or Didi Platform.

② Even with Didi's written consent, DMP does not comply with other requirements of this Code for Cooperation and conducts third-party service items in violation of regulations, thus harming the interests of Driver User, passengers or Didi Platform.

For DMP with the above violations, Didi will punish DMP with warnings, fines, rescission of cooperation contracts or other penalties in line with the relevant management standards that DMP promises to follow and the seriousness of the case.

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This Code for Cooperation will be added/revised from time to time based on the business situation, and the latest version of the Code for Cooperation will be released at that time.

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